M E D I C U R E I N T E R N A T I O N A L I N C .

July 4, 2006

MEDICURE INTERNATIONAL INC.,
a corporation incorporated under the laws of Barbados,
(hereinafter referred to as "Medicure"),

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Clinical Development Research Institute Inc.
a corporation incorporated under the laws of Canada,
(hereinafter referred to as "Development Co").

Re: Amendment to the Development Agreement (the “Agreement”)

This letter, once executed, will constitute an amendment to the Agreement dated July 5, 2004. The wording of Section 3.1 (b) of the Agreement, dated July 5, 2004 is hereby replaced with the following:

“The aggregate of all Expenditure Limits under all Research Schedules entered into pursuant to this Agreement shall not exceed thirty million dollars ($30,000,000) (the “Aggregate Expenditures”).”

In addition the Expenditure Limit as defined in Schedule B of the Agreement is increased to $30,000,000.

All other terms, covenants and conditions remain in force in accordance with the original agreement as dated July 5, 2004.

Upon execution of the agreement, please return one original to our office and retain the other for your files.

MEDICURE INTERNATIONAL INC.		CDRI INC.

Per:	/s/ Trevor Hassell	Per:	/s/ Jim Charlton
	Name: Trevor Hassell		Name: Jim Charlton
	Position: Director		Position: President

MEDICURE INTERNATIONAL INC.

Per:	/s/ Kirk Cyrus
Name: Kirk Cyrus
Position: Treasurer